Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2015 (except for paragraphs 7 and 8 of Note 1, as to which the date is May 19, 2015), with respect to the Combined Carve-out Financial Statements of Select Project Entities and Leases of SunPower Corporation (Predecessor) included in Amendment No. 2 to the Registration Statement (Form S-1 333-202634) and related Prospectus of 8point3 Energy Partners LP for the registration of Class A shares representing limited partner interests.

/s/ Ernst & Young LLP

San Jose, California

May 19, 2015